Exhibit 99.1

  AMERIGROUP REPORTS Q4 NET INCOME OF $29.9 MILLION OR $0.56 PER DILUTED SHARE

                     FULL-YEAR NET INCOME OF $107.1 MILLION

                        INCREASES FULL-YEAR 2007 OUTLOOK

    VIRGINIA BEACH, Va., Feb. 14 /PRNewswire-FirstCall/ -- AMERIGROUP Corporation (NYSE: AGP) today announced that its net income for the fourth quarter of 2006 was $29,944,000, or $0.56 per diluted share, compared with net income of $12,920,000, or $0.25 per diluted share, for the fourth quarter of 2005. Fourth quarter 2006 was favorably impacted by net prior period amounts of $13,752,000 pre-tax, or $0.16 per diluted share. Excluding the impact of the prior period amounts, fourth quarter net income would have been $21,431,000, or $0.40 per diluted share.

    For the year ended December 31, 2006, net income was $107,106,000, or $2.02 per diluted share, compared with $53,651,000, or $1.02 per diluted share for the year ended December 31, 2005. During the year, results were favorably impacted by net prior year amounts of $30,374,000 pre-tax, or $0.35 per diluted share. Excluding the impact of the prior year amounts, full-year net income would have been $88,487,000, or $1.67 per diluted share.

    Highlights for the fourth quarter and full-year 2006 include:

    -- Membership increased 16.6 percent, or 187,000 members, to 1,316,000 at year end. Sequentially, membership increased 7.5 percent, or 92,000 members, from the third quarter of 2006.

    -- Full-year organic premium revenue increased 20.9 percent compared with the prior year.

    -- The health benefits ratio for the quarter was 82.1 percent of premium revenues excluding the positive impact from the prior period amounts.

    -- Unregulated cash and investments were $153,586,000.

    -- Cash flow from operations was $235,651,000 for the full year ended
       December 31, 2006.

    -- Days in claims payable was 55, compared to 58 days in the previous quarter.

    -- Awarded the Medicaid procurement in Tennessee's middle region serving
       TANF, SCHIP and SSI recipients.

    -- Began serving Medicaid mothers and children in Ohio and secured the opportunity to serve people with long-term disabilities in Cincinnati in 2007.

    -- Won approval to offer Medicare Special Needs Plan (SNP) in Maryland effective January 1, 2007.

    -- Successfully launched into four regions in Georgia during 2006, including Atlanta, North, East and Southeast regions.

    "By any measure, our results for the fourth quarter and for the year were a tremendous improvement for our Company," said Jeffrey L. McWaters, Chairman and Chief Executive Officer. "Equally important, we laid the foundation for significant growth in 2007 and developed an organization that can manage our growth effectively.

    "Credit goes to the outstanding leadership of James G. Carlson, President and Chief Operating Officer, who headed up our transformation efforts along with the operational and health plan teams. AMERIGROUP enters 2007 with a significant new market already secured, additional growth opportunities in the pipeline and exceptionally strong interest in addressing the needs of the uninsured and underinsured in several states," McWaters continued. "We believe that AMERIGROUP is particularly well positioned to capitalize on these opportunities and to create improved access to care, and value for our government partners and our shareholders."

    Revenue

    Total revenues for the fourth quarter of 2006 increased 30.5 percent to $809,687,000 compared with $620,282,000 for the fourth quarter of 2005, reflecting 29.9 percent organic premium revenue growth. Revenues were positively affected by $2,746,000 pre-tax, or $0.03 per diluted share, due to Florida's decision to curtail a previously announced SSI premium recoupment. For the year ended December 31, 2006, total revenues increased 21.7 percent to $2,835,089,000 from $2,329,909,000 for the year ended December 31, 2005, reflecting 20.9 percent organic premium revenue growth.

    Fourth quarter investment income was $11,882,000. Sequentially, investment income increased $1,305,000, or 12.3 percent, due to a higher average yield on the portfolio and higher investable asset balances.

    Membership

    Membership increased approximately 16.6 percent, or 187,000 members, to 1,316,000 at December 31, 2006, as compared with 1,129,000 members at December 31, 2005. Sequentially, membership increased approximately 7.5 percent, or 92,000 members, from the third quarter of 2006.

    Health Benefits

    Health benefits as a percent of premium revenues were 80.4 percent for the fourth quarter of 2006. Current quarter health benefits reflect favorable prior period development of $11,006,000 pre-tax, or $0.13 per diluted share. The majority of the favorable prior period development was related to the first three quarters of 2006. Across product lines, the revisions are comprised of:

    -- $6,100,000 pre-tax, or $0.07 per diluted share relating primarily to 2006 in our core products.

    -- $4,906,000 pre-tax, or $0.06 per diluted share, in the first three quarters of the year for our AMERIVANTAGE SNP product.

    Excluding the impact of the prior period development and the out-of-period revenue amount noted above, the health benefits ratio for the fourth quarter 2006 was 82.1 percent. For the full-year 2006, the health benefits ratio was
81.1 percent. Excluding the impact of the net prior year amounts, the full-year health benefits ratio was 82.1 percent.

    Fourth Quarter Prior Period Amounts

                                       Three months ended December 31, 2006
                                      --------------------------------------
                                                   Prior period
                                       Reported       amount        Recast
                                      ----------   ------------   ----------
    Premium revenue                   $  797,805   $     (2,746)  $  795,059
    Health benefits                   $  641,678   $     11,006   $  652,684
    Health benefits ratio                   80.4%                       82.1%
    Net income                        $   29,944                  $   21,431
    Diluted net income per share      $     0.56                  $     0.40

    Selling, General and Administrative Expenses

    The selling, general and administrative expense ratio was 14.2 percent of total revenues for the fourth quarter of 2006 versus 12.1 percent in the fourth quarter of 2005 and compares to 13.0 percent in the third quarter of 2006. The sequential increase in expense reflects expenditures for increased salary and benefits, premium taxes, experience rebate expense and the start-up of new markets. For full-year 2006, the selling, general and administrative expense ratio was 13.0 percent versus 11.1 percent for full-year 2005.

    Balance Sheet and Cash Flow Highlights

    Cash and investments at December 31, 2006, totaled $844,784,000, of which $153,586,000 was unregulated. Medical claims liabilities totaled
$385,204,000, representing 55 days of claims expense, which is in-line with our expectations of 55 to 65 days, and compares to 58 days in the previous quarter.

    Cash flow from operations totaled $235,651,000 for the year ended December 31, 2006, compared to $113,105,000 for the year ended December 31, 2005. The key drivers of change between the two periods relate to the increase in net income, together with increases in cash flows resulting from the changes in premium receivables, unearned revenue and accrued liabilities offset by changes in claims payable and deferred taxes.

    Increased 2007 Outlook

    The Company has increased its 2007 annual estimates for earnings per diluted share to $1.85 to $2.00, which compares to previously issued earnings per diluted share estimates of $1.80 to $1.95.

    Estimates are predicated on the timing of the launch into new products and markets and the assumption that they operate at underwritten levels. Additionally, these estimates include the following assumptions, among others:

    -- Organic revenue growth in the range of 25.0 to 30.0 percent, which includes weighted-average rate increases of approximately 3.0 to 4.0 percent;

    -- Health benefits ratio of slightly above 83.0 percent of premium revenues for the full year;

    -- Selling, general and administrative expenses of approximately 12.5 percent of total revenues;

    -- Income tax rate of approximately 39.0 percent; and

    -- Fully diluted shares outstanding of approximately 54,200,000.

    Potential Impact of Qui Tam Litigation

    The 2007 annual earnings estimates of $1.85 to $2.00 include costs associated with the existing $50,400,000 bond posted by AMERIGROUP with the Illinois court for the Qui Tam litigation, but do not include any costs associated with posting a bond in excess of that amount or funding a judgment, if either are required.

    Fourth Quarter Earnings Call

    AMERIGROUP senior management will discuss the Company's fourth quarter and year ended December 31, 2006, results on a conference call Thursday, February 15, at 8:30 a.m. Eastern Time. The conference can be accessed by dialing 800-289-0572 (domestic) or 913-981-5543 (international) and providing passcode 4232215 approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and providing passcode 4232215. The replay will be available beginning Thursday, February 15, at 11:30 a.m. Eastern Time until Thursday, February 22, at 11:59 p.m. Eastern Time. The conference call will also be available through the investors' page of the Company's Web site, http://www.amerigroupcorp.com, or through http://www.earnings.com. A 30-day replay of this webcast will be available on these Web sites approximately two hours following the conclusion of the live broadcast.

    About AMERIGROUP

    AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for low-income Americans by developing innovative managed health services for the public sector. Through its subsidiaries, AMERIGROUP serves more than 1.3 million people in the District of Columbia, Florida, Georgia, Maryland, New Jersey, New York, Ohio, Tennessee, Texas and Virginia. For more information, visit http://www.amerigroupcorp.com.

    This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain "forward-looking" statements, including statements related to expected 2007 performance such as membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, medical expense trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share, and net income growth, as well as expectations of our successful implementation of operational improvements and expectations on the effective date and successful integration of any new markets or products as well as expansions and debt levels, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against the Company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.

    Investors should also refer to our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission ("SEC") on March 1, 2006, and our Quarterly Report or Form 10-Q filed with the SEC on November 14, 2006 for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

    CONTACTS:
    Investors:  Julie Loftus Trudell     News Media: Kent Jenkins Jr.
    Senior Vice President,               Senior Vice President,
     Investor Relations                   Communications
    AMERIGROUP Corporation               AMERIGROUP Corporation
    (757) 321-3597                       (757) 518-3671

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                  (dollars in thousands, except per share data)
                                   (unaudited)

                                    Three months ended           Twelve months ended
                                       December 31,                  December 31,
                               ---------------------------   ---------------------------
                                   2006           2005           2006           2005
                               ------------   ------------   ------------   ------------
Revenues:
  Premium                      $    797,805   $    614,196   $  2,795,810   $  2,311,599
  Investment income and
   other                             11,882          6,086         39,279         18,310
      Total revenues                809,687        620,282      2,835,089      2,329,909
Expenses:
  Health benefits                   641,678        519,478      2,266,017      1,957,196
  Selling, general and
   administrative                   114,842         75,064        369,896        258,446
  Depreciation and
   amortization                       6,229          6,688         25,486         26,948
  Interest                              260            132            608            608
      Total expenses                763,009        601,362      2,662,007      2,243,198
      Income before
       income taxes                  46,678         18,920        173,082         86,711
Income tax expense                   16,734          6,000         65,976         33,060
      Net income               $     29,944   $     12,920   $    107,106   $     53,651

  Diluted net income per
   share                       $       0.56   $       0.25   $       2.02   $       1.02

  Weighted average
   number of common
   shares and dilutive
   potential common
   shares outstanding            53,525,958     52,148,265     53,082,933     52,857,682

    The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

                                    Three months ended           Twelve months ended
                                       December 31,                  December 31,
                               ---------------------------   ---------------------------
                                   2006           2005           2006           2005
                               ------------   ------------   ------------   ------------
Premium revenue                        98.5%          99.0%          98.6%          99.2%
Investment income and other             1.5            1.0            1.4            0.8
Total revenues                        100.0%         100.0%         100.0%         100.0%
Health benefits(1)                     80.4%          84.6%          81.1%          84.7%
Selling, general and
 administrative expenses               14.2%          12.1%          13.0%          11.1%
Income before income taxes              5.8%           3.1%           6.1%           3.7%
Net income                              3.7%           2.1%           3.8%           2.3%

(1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

    The following table sets for the approximate number of our members we served in each state as of December 31, 2006 and 2005. Since we receive two premiums for members that are in both the AMERIVANTAGE and AMERIPLUS products, these members have been counted twice in the State of Texas.

                                                        December 31,
                                                ---------------------------
                                                    2006           2005
                                                ------------   ------------
Texas                                                406,000        399,000
Georgia                                              227,000              -
Florida                                              202,000        219,000
Maryland                                             145,000        141,000
New York                                             126,000        138,000
New Jersey                                           102,000        109,000
Ohio                                                  46,000         22,000
District of Columbia                                  40,000         41,000
Virginia                                              22,000         19,000
Illinois(1)                                                -         41,000
      Total                                        1,316,000      1,129,000

(1) AMERIGROUP exited the State of Illinois on July 31, 2006.

    The following table sets forth the approximate number of our members in each of our products as of December 31, 2006 and 2005. SNP members are counted in both the AMERIVANTAGE and AMERIPLUS products when we receive two premiums for those members.

                                                        December 31,
                                                ---------------------------
Product                                             2006           2005
---------------------------------------------   ------------   ------------
AMERICAID (Medicaid -- TANF)                         910,000        800,000
AMERIKIDS (SCHIP)                                    264,000        197,000
AMERIPLUS (Medicaid -- SSI)                           94,000         88,000
AMERIFAM (FamilyCare)                                 43,000         44,000
AMERIVANTAGE (SNP)                                     5,000              -
    Total                                          1,316,000      1,129,000

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (unaudited)

                                                        December 31,
                                                ---------------------------
                                                    2006           2005
                                                ------------   ------------
                                                      (in thousands)
                 Assets

Current assets:
  Cash and cash equivalents                     $    176,718   $    272,169
  Short-term investments                             167,703        130,054
  Premium receivables                                 63,594         76,142
  Deferred income taxes                               21,550         11,972
  Prepaid expenses, provider and other
   receivables and other                              71,544         37,792
      Total current assets                           501,109        528,129

Property, equipment and software, net                 81,604         61,664
Goodwill and other intangible assets, net            255,340        255,115
Long-term investments, including
 investments on deposit for licensure                500,363        241,540
Other long-term assets                                 7,279          7,140
                                                $  1,345,695   $  1,093,588

   Liabilities and Stockholders' Equity

Current liabilities:
  Claims payable                                $    385,204   $    348,679
  Unearned revenue                                    63,765         32,598
  Accounts payable                                     6,285          7,243
  Accrued expenses, capital leases and other         107,668         46,350
      Total current liabilities                      562,922        434,870

Deferred income taxes, capital leases
 and other long-term liabilities                      14,188         17,164
      Total liabilities                              577,110        452,034

Stockholders' equity:
  Common stock, $.01 par value                           523            516
  Additional paid-in capital                         391,515        371,744
  Retained earnings                                  376,547        269,294
      Total stockholders' equity                     768,585        641,554
                                                $  1,345,695   $  1,093,588

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                    Twelve months ended
                                                        December 31,
                                                ---------------------------
                                                    2006           2005
                                                ------------   ------------
                                                      (in thousands)
Cash flows from operating activities:
  Net income                                    $    107,106   $     53,651
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation and amortization                     25,486         26,948
    Loss (gain) on disposal of property,
     equipment and software                              725            (61)
    Deferred tax benefit                             (12,214)        (1,247)
    Compensation expense related to
     share-based payments                              8,477              -
    Tax benefit related to exercise of
     stock options                                         -          8,571
    Changes in assets and liabilities
     increasing (decreasing) cash flows from
     operations:
     Premium receivables                              12,548        (26,234)
     Prepaid expenses, provider and other
      receivables and other current assets           (21,683)       (15,919)
     Other assets                                       (647)        (1,074)
     Claims payable                                   36,525         80,002
     Unearned revenue                                 31,167         (1,723)
     Accounts payable, accrued expenses
      and other current liabilities                   47,741         (9,049)
     Other long-term liabilities                         420           (760)
        Net cash provided by operating
         activities                                  235,651        113,105

Cash flows from investing activities:
  (Purchase of) proceeds from sale of
   investments, net                                 (284,471)        69,845
  Purchase of investments on deposit
   for licensure, net                                (11,854)       (10,265)
  Purchase of property, equipment and
   software                                          (41,102)       (25,819)
  Stock acquisition, net of cash
   acquired                                                -       (107,645)
  Purchase price adjustment paid                      (4,766)             -
        Net cash used in investing
         activities                                 (342,193)       (73,884)

Cash flows from financing activities:

  Payment of capital lease obligations                (1,607)        (3,323)
  Payment of debt issuance costs                           -         (1,626)
  Proceeds and tax benefits from exercise
   of stock options and change in bank
   overdrafts, net                                    12,698         10,767
        Net cash provided by financing
         activities                                   11,091          5,818
Net (decrease) increase in cash and
 cash equivalents                                    (95,451)        45,039
Cash and cash equivalents at beginning
 of year                                             272,169        227,130
Cash and cash equivalents at end of
 year                                           $    176,718   $    272,169

SOURCE  AMERIGROUP Corporation
    -0-                             02/14/2007
    /CONTACT: Investors: Julie Loftus Trudell, Senior Vice President, Investor Relations, +1-757-321-3597, or News Media: Kent Jenkins Jr., Senior Vice President, Communications, +1-757-518-3671, both of AMERIGROUP Corporation/
    /Web site:  http://www.amerigroupcorp.com /
    (AGP)